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                                                                    EXHIBIT 99.1

                                      UICI

                                             Contact: Matthew R. Cassell
                                                      Vice President
                                                      UICI
NEWS RELEASE                                          4001 McEwen, Suite 200
                                                      Dallas, Texas 75244
                                                      Phone: (972) 392-6700

(For Immediate Release)

UICI ANNOUNCES COMPLETION OF SALE OF UNITED CREDITSERV CREDIT CARD BUSINESS

         DALLAS, TX, September 29, 2000----UICI (the "Company" NYSE: UCI) today announced that it has completed its previously announced sale of substantially all of the non-cash assets associated with its United CreditServ credit card business, including its credit card receivables portfolios and its Sioux Falls, South Dakota servicing operations, for a cash sales price of approximately $124.0 million.

         While the sales price was less than originally projected, the shortfall was offset by higher than projected cash collections on credit card receivables made through the closing of the sale. In addition to the cash sales price received at closing, the transaction contemplates an incentive cash payment contingent upon the post-closing performance of the ACE credit card portfolio over a one-year period. UICI continues to hold United CreditServ's building and real estate in Sioux Falls, South Dakota, and has leased the facilities to the purchaser pursuant to a long-term lease. UICI has also retained the right to collect approximately $250 million face amount of previously written off credit card receivables.

         In connection with the sale, UICI or certain of its subsidiaries have retained substantially all liabilities associated with its credit card business, including liability for payment of all certificates of deposit issued by United Credit National Bank (an indirect wholly-owned subsidiary of UICI), merchant holdback liabilities, liabilities associated with pending litigation and other contingencies. Following the sale, United Credit National Bank holds approximately $96.0 million in available cash, cash equivalents and short term U.S. Treasury securities and has approximately $79.0 million of certificates of deposits outstanding. United Credit National Bank has initiated a program to prepay all of its outstanding certificates of deposit and currently expects to discharge all such deposit liabilities on or before October 31, 2000. United Credit National Bank is in the process of preparing a formal voluntary plan of liquidation to be filed with and approved by the Office of the Comptroller of the Currency, and UICI currently anticipates that the voluntary liquidation of United Credit National Bank, including the provision for all remaining liabilities and distribution to UICI of all residual cash, will be complete on or before year-end.

         "We are very pleased to have successfully completed this critical step in UICI's orderly withdrawal from the credit card business," commented Gregory
T. Mutz, UICI's chief executive officer. "We look forward to formally closing United Credit National Bank by year-end and


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turning our full attention once again to the core businesses that have served our shareholders so well in the past."

         Separately, UICI has learned that the plaintiffs in previously disclosed litigation have filed motions to compel UICI to, among other things, deposit a significant portion of the proceeds of the sale of UICI's credit card business in escrow under court supervision. UICI believes that the motions are wholly without merit and intends to oppose them vigorously.

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, UGA-Association Field Services and Cornerstone Marketing of America; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; financial services and products for college, undergraduates and graduate students, including tuition installment plans and federally-guaranteed student loans through Academic Management Services Corp. and manages blocks of life insurance and life insurance products to select markets through its OKC Division. UICI also holds a 39% interest in HealthAxis.com, Inc., a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities. The Company's Academic Management Services Corp. business could be adversely affected by changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.